Exhibit 99.(d)(xviii)

SCHRODER SERIES TRUST

SECOND AMENDMENT

To INVESTMENT SUBADVISORY AGREEMENTS

This SECOND AMENDMENT is made as of this 1st day of June, 2015 among Schroder Series Trust, Schroder Investment Management North America Inc. and Schroder Investment North America Limited to the Investment Subadvisory Agreement dated as of March 31, 2006, with respect to Schroder Emerging Market Equity Fund, to the Investment Subadvisory Agreement dated as of August 30, 2006, with respect to Schroder International Multi-Cap Value Fund (formerly, Schroder International Diversified Value Fund), and to the Investment Subadvisory Agreement dated as of December 6, 2011, with respect to the Schroder Absolute Return EMD and Currency Fund (the “Investment Subadvisory Agreements”).

WHEREAS, the Parties amended the Investment Subadvisory Agreements on June 30, 2012 to update Section 5 of the Investment Subadvisory Agreements and to add Exhibit A, each of which governs the compensation payable to Schroder Investment North America Limited (the “Subadviser”); and

WHEREAS, the Parties desire to further amend the Investment Subadvisory Agreements to provide for a revised subadvisory fee;

NOW, THEREFORE, the parties agree as follows:

1.              Exhibit A to each Investment Subadvisory Agreement shall be deleted and replaced in its entirety with the following:

Exhibit A

Set forth below are the specific percentages that apply to each Fund in calculating the Compensation to be paid to the Subadviser under Section 5 of this Agreement.

Schroder Emerging Markets Equity Fund – 49.5%

Schroder International Multi-Cap Value Fund – 49.5%

Schroder Absolute Return EMD and Currency Fund – 54%

2.              All other provisions of the Investment Advisory Agreements remain unchanged.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed in their names and on their behalf by and through their duly authorized officers as of the day and year first above written.

SCHRODER SERIES TRUST

By:	/s/ Alan M. Mandel
Authorized Signatory

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

By:	/s/ William P. Sauer
Authorized Signatory

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA LIMITED

By:	/s/ Mark A. Hemenetz
Authorized Signatory